Megola Announces Signing of LOI for Licensing of Water Sentinel System
Technology

CORUNNA, ON--(MARKET WIRE)--July 26, 2006 -- Megola Inc. (OTC BB:MGOA.OB - News) announced today that it has signed a Letter of Intent (LOI) to acquire the licensing rights for a leading-edge water monitoring technology, the Water Sentinel System (WSS), developed by Global Monitoring Systems, Inc. (formally Sentinel Solutions, Inc.). The licensing rights also include The Water Reporter, a compact system based on the Water Sentinel technology. The all-stock transaction should be completed within the next 90 days.

The Water Sentinel System (WSS) is a computer based monitoring system designed to monitor and report water quality data in real-time for such parameters as chlorine, pH, turbidity, ambient air temperature, water tank depth, ultraviolet
(UV) light status and water flow/discharge rates. These systems can be installed for homes, commercial properties to industrial water sites. The system is designed to report out-of-limit measurements directly to a centralized server that in turn would notify a technician on call. The system has up to 10 analog inputs and 8 digital inputs/outputs and will collect and store data to use for a year-end report. The WSS is highly configurable and programmable, which will allow adaptation to practically any process that uses water. Its purpose is to be the first line of defense in the event of accidental, negligent or malicious water contamination.

The Water Reporter is a compact, programmable micro-controller that provides secure and reliable water quality monitoring for spas, hot tubs and pools. It is marketed for use in hotels, fitness clubs, hospitals and physiotherapy facilities. It supports up to three, 4-20 mA analog inputs, which can be uniquely identified. It has the ability to monitor chlorine, pH, alkalinity, turbidity or whatever parameter is required. The digital dry contacts have the ability to monitor such items as UV light intensity. The Water Reporter has a four-line digital display with a modem to contact the service department of any out of parameter results.

 "The Water Sentinel System and the Water Reporter will be an extremely valuable addition to Megola's AquaGuardian whole-house water treatment centre that consists of ScaleGuard, filtration solutions, and UV disinfection technology. As part of our business strategy to offer complete water treatment solutions, we have been researching various methods of monitoring our systems to ensure conformity to government legislation, as well as to ensure the performance of our own systems. Incorporating the Water Sentinel System and the Water Reporter into our treatment arsenal allows us to give our clients peace of mind and security," states Joel Gardner, CEO of Megola.

"With governments becoming more concerned with water supply tampering and health emergencies that arise from negligent water monitoring, we feel that the Water Sentinel System and the Water Reporter will be very marketable and invaluable in helping to ensure the safety of our water supplies. Any adverse change in water quality and these systems take first response actions and sound the alert. We foresee this technology as being an important tool in ensuring conscientious and error-free water monitoring and reporting in a wide-range of applications," continues Gardner.

For more information about Megola Inc., please visit the corporate website (http://www.megola.com).

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports, and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


Contact:
     Contact:
     Daniel Gardner
     1-888-558-6389
     IRinfo@megola.com